UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

___________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

July 31, 2014
Date of Report (Date of earliest event reported)

Amyris, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0001-34885	55-0856121
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100
Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

_______________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Consistent with the long term Biofene® collaboration arrangement between Amyris, Inc. (the “Company”) and Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS) (“Total”), on July 31, 2014, the Company sold and issued a 1.5% Senior Secured Convertible Note Due 2017 to Total in the face amount of $10.85 million (the “Note”).  The sale was completed under that certain Securities Purchase Agreement, dated as of July 30, 2012 (the “Purchase Agreement”), by and between the Company and Total, as amended by that certain letter agreement, dated as of December 2, 2013, by and between the Company and Total (the “Notes Letter Agreement”) and that certain letter agreement, dated as of March 29, 2014 by and between the Company and Total (the “March 2014 Letter Agreement”).  The descriptions of the Purchase Agreement (and related agreements), the Notes Letter Agreement and the March 2014 Letter Agreement are set forth in Item 1.01 of the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 31, 2012, July 29, 2013 and December 5, 2013, respectively, and in Note 5 to the consolidated financial statements set forth in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2014  (collectively, the “Previous Reports”), and are each incorporated herein by reference.

Terms of Note

The Note has a March 1, 2017 maturity date and a conversion price equal to $4.11 per share of Company common stock (the “Common Stock”).  The Note becomes convertible into Common Stock or payable by the Company to Total depending on various conditions, including whether or not Total makes certain “Go” or “No-Go” decisions with respect to its participation in the fuels collaboration between the Company and Total, descriptions of which are provided in the Previous Reports.  Specifically, the Note becomes convertible into Common Stock (i) within 10 trading days prior to maturity (if it is not canceled prior to its maturity date based on a Go decision), (ii) on a change of control of the Company, (iii) if Total is no longer the largest stockholder of the Company following a No-Go decision (subject to a six-month lock-up with respect to any shares of Common Stock, issued upon conversion), and (iv) on a default by the Company.  If Total makes a final Go decision, then the Note will be exchanged by Total for equity interests in the fuels joint venture contemplated by the collaboration, after which the Note will not be convertible and any obligation to pay principal or interest on the Note will be extinguished.  If Total makes a No-Go decision, outstanding Notes will remain outstanding and become payable at maturity.  The Note bears interest of 1.5% per year (with a default rate of 2.5%), accruing from date of funding and payable at maturity or on conversion or a change of control where Total exercises a right to require the Company to repay the Note, as described in the Previous Report.  Accrued interest is canceled if the Note is canceled based on a Go decision.

The conversion price of the Note is subject to adjustment for proportional adjustments to outstanding Common Stock and under anti-dilution provisions in case of certain dividends and distributions.  Total has a right to require repayment of 101% of the principal amount of the Note in the event of a change of control of the Company and the Note provides for payment of unpaid interest on conversion following such a change of control if Total does not require such repayment.  The Purchase Agreement and Note include covenants regarding payment of interest, maintenance of the Company’s listing status, limitations on debt, maintenance of corporate existence, and filing of SEC reports.  The Note includes standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, and breaches of the covenants in the Purchase Agreement and the Note (and other notes issued under the Purchase Agreement), with added default interest rates and associated cure periods applicable to the covenant regarding SEC reporting.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated herein by reference.

The sale and issuance of the Note as disclosed in Item 1.01 of this Current Report on Form 8-K has been determined to be exempt from registration under the Act in reliance on Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amyris, Inc.
Date: August 04, 2014	By:	/s/ Nicholas Khadder
Nicholas Khadder SVP, Corporate Secretary, and General Counsel